EXHIBIT 4.8
Recording Requested By
and When Recorded Return to:
Ralph C. Navarro, Esq.
Backus, Bland, Navarro & Weber LLP
444 South Flower Street, Suite 2160
Los Angeles, CA 90071

(Space Above This Line For Recorder’s Use)
DEED OF TRUST, SECURITY AGREEMENT
AND FIXTURE FILING

DATE:	August 5, 2008

TRUSTOR:	NETREIT, a California corporation
365 S. Rancho Santa Fe Road, Ste. 300
San Marcos, CA 92078-2338

TRUSTEE:	LAWYERS TITLE COMPANY
4141 E. Inland Empire Blvd., Suite 290
Ontario, CA 91764

BENEFICIARY:	MTL INSURANCE COMPANY, an Illinois corporation
Attention: Real Estate Investments
1200 Jorie Boulevard
Oak Brook, Illinois 60523-2269
CONVEYANCE OF TRUST PROPERTY:
Witnesseth, that Trustor hereby irrevocably grants, transfers and assigns to Trustee, in trust, with power of sale, all of Trustor’s estate, right, title and interest in, to and under that certain real property located at 444 — 464 S. Waterman Avenue, in the City of San Bernardino, County of San Bernardinio, State of California, more particularly described as follows:
See Exhibit A, attached hereto and incorporated herein by this reference;
Together with all buildings and improvements now placed as well as those hereafter to be placed both thereon and therein, all rights and privileges appurtenant as well as to become appurtenant to said real property, all oil and mineral rights, all appurtenances, easements, reversions, remainders, water and water rights and water right applications, pumps and pumping plants, pipes, flumes and ditches hereunto appertaining, all rights to the use of water as well as all rights in ditches for the irrigation of said real property, all shares of stock evidencing such rights or any of them, and all fixtures belonging to Trustor or at any time hereafter attached to or used in any way in connection with the use, operation and occupancy of the above described real property, buildings and improvements and any of them, distributing air, water, heat, electricity, light, fuel, refrigeration, for ventilating, cooling or sanitary purposes, for the exclusion of vermin or insects, for the removal of dust, refuse or garbage, all wall safes, engines, machinery, boilers, furnaces, oil burners, coolers, refrigeration plants, motors, cabinets, shelving, lockers, partitions, doors, vaults, elevators, sprinkling systems, irrigating systems, awnings, window shades, venetian blinds, light fixtures, fire hose, fire brackets, fire boxes, fire sprinklers, alarm systems, drapery rods, brackets, screens, floor tile, linoleum, carpets, plumbing, water systems and power systems, incinerators, communication systems and all other heavy kitchen equipment, installations and appliances attached to the mortgaged premises, all of said items, whether now or hereafter to be installed, being hereby declared to be for all purposes of this instrument a part of the realty.

Trustor absolutely and irrevocably assigns to Beneficiary the rents, issues, profits and proceeds of said property. Trustor further covenants to use the rents, issues, profits and proceeds for the following purposes (collectively, the “Property Expenses”): (1) payments due to Beneficiary under the Note, as hereinafter defined, and the Loan Documents, as hereinafter defined; (2) payment of real property taxes, or, if applicable, payment towards any required impound account; (3) payment of insurance premiums or, if applicable, payment towards any required impound account; (4) payments to discharge any and all other liens, encumbrances, assessments and security interests in the real and personal property collateral described herein; (5) payment of expenses to maintain the Trust Property; and (6) all other expenses necessary for the operation of the real and personal property collateral described herein. Trustor further represents and warrants that the rents, issues, profits and proceeds will not be used by Trustor for any other purpose, unless and until the Property Expenses have been paid in full, and, if the rents, issues, profits and proceeds are used for purposes other than the payment of the Property Expenses when such Property Expenses are due and payable, a failure to pay the Property Expenses shall be an event of default hereunder.
All property granted, transferred and assigned to the Trustee hereunder is hereinafter sometimes referred to as the “Trust Property”, and Trustor warrants that it is well and truly seized of a good and marketable title in fee simple to the real property hereby conveyed; that the title to all Trust Property conveyed by this Deed of Trust is clear, free and unencumbered, and Trustor shall forever warrant and defend the same to Beneficiary, its successors and assigns, against all claims whatsoever.
FOR THE PURPOSE OF CREATING A FIRST AND PRIOR ENCUMBRANCE AGAINST THE TRUST PROPERTY AND SECURING, IN SUCH ORDER OF PRIORITY AS BENEFICIARY MAY ELECT:
A. Payment of the sum of Three Million Eight Hundred Fifty Thousand and No/100 Dollars ($3,850,000.00), with interest thereon, late charges, prepayment premiums and attorneys’ fees, according to the terms of that certain Promissory Note of even date herewith, made by Trustor, payable to the order of Beneficiary (the “Note”), and any extensions, modifications or renewals thereof;
B. Payment with interest thereon, in accordance with the terms of the obligation or obligations evidencing same, of any and all additional loans or advances made by Beneficiary to Trustor and/or the then record owner or owners of the Trust Property, or any part thereof, and any extensions, modifications or renewals thereof;
C. Payment of all obligations incurred, and of all monies expended or advanced, by Beneficiary pursuant to the terms of that certain Loan Commitment from Beneficiary to Trustor dated May 7, 2008, as accepted by Trustor on May 7, 2008, as amended (the “Loan Commitment Agreement”), or this Deed of Trust, or the Assignment of Leases and Rents of even date herewith executed by Trustor (the “Assignment of Leases and Rents”), or any other documents or instrument related to the indebtedness hereby secured, including, but not limited to, the Borrower’s Certificate of even date herewith, and that certain Guaranty of even date herewith, or any of the foregoing documents (unless such document or instrument expressly provides to the contrary) (which Loan Commitment Agreement, Deed of Trust, Note, Assignment of Leases and Rents, and related documents are collectively referred to herein as the “Loan Documents”); and
D. Performance, payment and observance by Trustor of each covenant, agreement, term, provision, obligation and condition contained in the Loan Documents.
This Deed of Trust is also intended to be a security agreement under the Uniform Commercial Code as in force from time to time in the State of California.
TO PROTECT THE PROPERTY AND SECURITY GRANTED BY THIS TRUST DEED, IT IS AGREED:
1. TRUSTOR COVENANTS
1.1 Trustor’s Covenant of Payment and Performance. Trustor shall pay and perform each of the obligations set forth in the Loan Documents in accordance with its terms.
1.2 Construction and Repair. Trustor shall promptly, and in a good and workmanlike manner, and in conformity with plans and specifications approved by Beneficiary, complete any improvements that may be commenced, and Trustor shall repair and restore any portions of the Trust Property that may be damaged or destroyed. Trustor shall pay when due all claims for work performed or materials furnished, or both, on or in connection with the Trust Property or any part thereof, and shall pay, discharge, or cause to be removed within thirty (30) days after notice has been given to Trustor, all mechanic’s, artisan’s, laborer’s, or materialmen’s charges, liens, claim of liens or encumbrances upon the Trust Property. Notwithstanding the foregoing, Trustor shall have the right to contest such charges, liens, claim of liens or encumbrances if, within such thirty (30) day period, Trustor shall have either (1) filed a bond with respect to such lien(s) in such amounts and in such form and content so as to cause the said lien(s) to be removed as lien(s) against the Trust Property and delivered to Beneficiary such proof of the removal of such liens as shall be satisfactory to Beneficiary in its sole and absolute discretion or (2) deposited an amount equal to one and one-half (1-l/2) times the claimed amount of lien with Beneficiary or its designee on such terms and conditions as shall be satisfactory to Beneficiary in its sole and absolute discretion, including, without limitation, the right to require that additional sums be deposited from time to time so that the amount deposited shall in Beneficiary’s sole and absolute discretion be at all times not less than one and one half (1-1/2) times the aggregate of all sums claimed by the lienors thereunder to be due and payable and the right to apply such deposited amounts to the payment and discharge of such lien if Beneficiary determines in its sole judgment that such lien is about to be foreclosed.

1.3 Compliance with Laws and CC&Rs. Trustor shall comply with all covenants, conditions and restrictions affecting the Trust Property, and with all laws, ordinances and regulations now or hereafter enacted affecting the Trust Property or the use thereof or requiring any alterations or improvements to be made, including, but not limited to, the requirements of the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.
1.4 Maintenance and Alterations. Trustor shall neither commit nor suffer to occur any waste upon the Trust Property, and will at all times make or cause to be made such repairs, maintenance, renewals and replacements or otherwise, as may be necessary to maintain the Trust Property thereon and therein in first class repair. All heating, plumbing, air-conditioning, lighting, and other building equipment, or fixtures originally installed or thereafter placed in such improvements shall be maintained therewith, except for the purpose of replacing the same building equipment or fixtures, as the case may be, with equipment or fixtures having fair value, both physical and economic, not less than the fair physical and economic value of the equipment or fixtures so replaced. Other than in accordance with leases approved by Beneficiary, Trustor shall make no substantial alterations to the Trust Property and shall not demolish, remove or damage any of the improvements thereon. Trustor shall keep all buildings or improvements now or hereafter on the Trust Property free of termites, dry rot, fungus, beetles and all other harmful and damaging insects, and shall keep all plants, trees and shrubs on the Trust Property neatly pruned and in good condition. Trustor shall keep the Trust Property free of rubbish and other unsightly or unhealthful conditions.
1.5 Tax and Insurance Reserves. In addition to the monthly payments of principal and interest payable under the terms of the Note secured hereby, Trustor covenants and agrees to pay on the first day of each month until the indebtedness is paid, one-twelfth (1/12) of the annual taxes and special assessments, and any other charges levied or to be levied against the Trust Property, and one-twelfth (1/12) of the annual hazard and rental insurance premiums for the Trust Property, said funds to be held by Beneficiary, or its agent, and used by it to pay taxes and assessments before delinquent and to pay insurance premiums when due. Trustor further covenants and agrees that if the reserve is not sufficient to pay all such items, upon notice of the amount of deficiency, Trustor will immediately pay same to Beneficiary or its agent. Deposits made under this Section 1.5 may be commingled with Beneficiary’s general corporate funds, and Beneficiary shall have no liability to Trustor for any interest on such deposits. All amounts paid under this Section are hereby assigned to Beneficiary as additional security for the indebtedness secured hereby and, in the event of a default in the payment of any money or the performance of any covenant or obligation herein contained or secured hereby, then any deposits made by the Trustor under this paragraph may, at the option of Beneficiary, be applied to the payment of principal and/or interest upon the indebtedness secured hereby, in lieu of being applied to any of the purposes in this paragraph previously stated.
1.6 Insurance. Trustor will keep the improvements, now existing or hereafter erected on the Trust Property, insured under an “All Risk” policy of extended coverage insurance (with a vandalism and malicious mischief endorsement, a contingent liability from operation of building laws endorsement (if applicable), a demolition cost endorsement (if applicable), an increased cost of construction endorsement (if applicable), and, an agreed amount endorsement insuring against any loss by fire and such other hazards and casualties, and with such other endorsements, as may be required from time to time by Beneficiary, and written on a replacement cost basis or with a replacement cost endorsement in an amount equal to the unpaid indebtedness secured hereby or for not less than one hundred percent (100%) of the full insurable replacement cost (including debris removal) of the improvements, whichever is greater, as agreed to by competent insurance appraisers at Trustor’s expense but selected by Beneficiary, if Trustor and Beneficiary cannot agree upon such replacement cost. Trustor will also provide insurance against loss of rents (in an amount equal to the sum of real estate taxes, insurance premiums and rents for a period of six (6) months), comprehensive general public liability and property damage insurance for not less than $2,000,000.00 combined single limit on an each and every occurrence basis, sprinkler insurance and boiler and machinery insurance, if applicable, and insurance against any other risks commonly insured against by persons operating like properties in the locality of the Trust Property as may be required by Beneficiary. If the Trust Property is located in a flood plain area as defined by the Federal Insurance Administration pursuant to the Federal Flood Disaster Protection Act, Federal Flood Insurance in the maximum obtainable amount (but not exceeding the Note amount) shall be required. During the making of any alterations or improvements to the Trust Property, Trustor shall also obtain and keep in force: (A) owner’s contingent liability insurance covering claims not covered by the general comprehensive insurance referred to above; and (B) workmen’s compensation insurance covering persons engaged in making such alterations or improvements. All such policies shall be with companies or associations of companies rated A Class VIII or better by A. M. Best’s and approved by Beneficiary, shall name Beneficiary as an additional insured with respect to comprehensive general liability coverage and loss payee with respect to casualty and loss of rents insurance, shall have standard noncontributory trust deed beneficiary clauses endorsed thereon making losses payable to Beneficiary, shall include a waiver of subrogation rights, and shall otherwise be in form, substance and amount satisfactory to Beneficiary. Acceptance of policies tendered by Trustor shall not preclude Beneficiary from requiring other or additional insurance against the same or other hazards. Trustor shall assign and deliver any and all policies of insurance to Beneficiary or, at Beneficiary’s option, shall provide Beneficiary with certificates of such insurance coverage that shall be irrevocable without thirty (30) days written notice to Beneficiary and not subject to modification without Beneficiary’s prior written approval. At least thirty (30) days before expiration of such policies, Trustor shall deliver renewals thereof evidencing renewed and continued coverage for a period which is not less than the following twelve (12) month period, together with satisfactory proof that the premium has been paid. If said policies and proof of payment of premiums are not delivered to Beneficiary within the time specified, Beneficiary shall have the right, but not the obligation, to obtain such insurance, or insurance in favor of Beneficiary alone, on behalf of Trustor, and to advance the premium thereon. Beneficiary shall have no obligation to obtain or renew any policies required to be maintained by Trustor hereunder or to provide any type of liability insurance coverage whatsoever for Trustor. Trustor shall pay to Beneficiary a late charge of $1,000.00 for each time that any required insurance policy or policies or proof of payment of premiums therefore is not provided to Beneficiary on or before the specified time period set forth herein.
In the event of loss, Trustor shall give immediate notice by mail to Beneficiary, and Beneficiary may make proof of loss if not made promptly by Trustor. Each insurance company concerned is authorized and directed to make payment for such loss directly to Beneficiary (instead of to Trustor or to Trustor and Beneficiary jointly) and such insurance proceeds or any part thereof may be applied by Beneficiary, at its option, and in such manner as it shall elect, to the payment of interest due on the indebtedness secured hereby, to the reduction of the principal amount of said indebtedness (in which event no prepayment premium shall be required as to such reduction), to the payment of any other obligation secured hereby, or to the restoration or the repair of the Trust Property. In the alternative, and at Beneficiary’s sole option, Beneficiary may permit Trustor to use such proceeds to repair or replace all improvements damaged or destroyed, and covered by such policy, in which event Trustor agrees to repair and rebuild the improvements on the Trust Property without undue delay, holding Beneficiary harmless from any claims or liens and defending Beneficiary against same. Beneficiary shall not be responsible for such insurance or for the collection of any insurance monies, or for the insolvency of any insurer or other insurance writer. Application of insurance proceeds by Beneficiary shall not cure or waive any default hereunder or invalidate any act done hereunder because of such default. Any insurance proceeds and deposits held by Beneficiary for repairs or rebuilding shall be so held without payment or allowance of interest. At the option of Beneficiary, such insurance proceeds and deposits shall be disbursed through a construction escrow on terms and conditions satisfactory to Beneficiary in its sole and absolute discretion. Prior to the commencement of such rebuilding or repair, Trustor or Trustor’s insurance company in the event said insurance company is responsible for such building and repair shall, at its expense, prepare all plans and specifications necessary for such work, and enter into a bonded fixed price construction contract with a contractor acceptable to Beneficiary. Trustor shall promptly deposit with Beneficiary an amount equal to the difference between the insurance proceeds deposited therein and such fixed price construction contract. Fulfillment of Trustor’s obligation hereunder shall be evidenced by Beneficiary’s architect’s written certification that such repairs or replacements have been satisfactorily completed.
In the event of sale of the Trust Property under the power of sale herein granted to the Trustee, or foreclosure of this Deed of Trust as a mortgage, or in the event Beneficiary or a receiver appointed by the court shall take possession of the Trust Property without sale, all right, title and interest of Trustor in and to all insurance policies then in force shall inure to the benefit of and pass to the beneficiary in possession, receiver or purchaser at such sale, as the case may be, and Beneficiary is hereby appointed attorney-in-fact for the Trustor to assign and transfer said policies. The foregoing power of attorney is a power coupled with an interest and shall be irrevocable so long as any of the obligations secured by this Deed of Trust remains unsatisfied.
1.7 Property Taxes and Assessments. At least five (5) days before such become delinquent, Trustor shall pay or cause to be paid all taxes and assessments of every kind, nature and description levied or assessed on or in the Trust Property, other than taxes and assessments paid out of deposits made by Trustor pursuant to Section 1.5 above, and will pay when due all dues and charges for water and water delivery, electric power and light, sewers, waste removal, bills for repairs, and any and all other claims, encumbrances and expenses incident to the ownership of the Trust Property, in order that no lien may be created upon the Trust Property during the term of this Deed of Trust which is or may become prior to the lien of this Deed of Trust. Upon request, Trustor will deposit with Beneficiary, at such place as Beneficiary may designate, receipts or other evidence reasonably satisfactory to Beneficiary showing payment of all such taxes, assessments and other charges. Trustor may contest in good faith the validity or amount of any such tax, assessment, governmental charge or other charge, lien or claim of lien by appropriate proceedings provided by law, including payment thereof under protest, if required, provided that upon a final determination with respect to any such contested tax, assessment or governmental charge, Trustor will promptly pay any sums found to be due thereon. Prior to any such contest, Trustor shall either: (A) if required as a condition to such contest, pay under protest such contested tax, assessment or other charge, or (B) furnish Beneficiary a cash deposit or other security in an amount and form satisfactory to Beneficiary to indemnify Beneficiary against sale or forfeiture of, or creation of a lien against, the Trust Property. Such deposit or other security shall not bear interest.

1.8 Beneficiary’s Right to Prosecute or Defend Actions. Trustor agrees that, at Beneficiary’s option, Beneficiary may, but shall have no obligation so to do, appear in and prosecute or defend any action or proceeding that may affect the priority of this Deed of Trust or the security of Beneficiary hereunder, and Trustor will pay all costs, expenses (including the cost of searching title) and reasonable attorneys’ fees incurred in such action or proceeding at Trustor’s sole cost and expense. Beneficiary may, at its option, but shall have no obligation so to do, pay, purchase, contest or compromise any adverse claim, encumbrance, charge or lien, that in the judgment of Beneficiary appears to be prior or superior to the lien of this Deed of Trust. All amounts paid, suffered or incurred by Beneficiary in exercising the authority herein granted, shall be secured hereby, shall be a lien on the Trust Property, shall be due and payable by Trustor to Beneficiary immediately without demand, and shall bear interest at the default rate set forth in the Note.
1.9 Use of Condemnation Awards. Trustor agrees that should the Trust Property or any part thereof be taken or damaged by reason of any public improvement or condemnation proceedings, or right of eminent domain, Trustor will immediately notify Beneficiary of any such proceedings and will deliver copies of any and all papers delivered to or served upon Trustor to Beneficiary, and Beneficiary shall be entitled at its option to commence, appear in and prosecute in its own name any action or proceeding, or to make any compromise or settlement in connection with such taking or damage. Trustor further agrees that all compensation and each and every award of damages in connection with any condemnation for public or private use of, or injury to, the Trust Property or any part thereof, to the extent of the indebtedness and accrued interest then remaining unpaid and secured by the lien of this Deed of Trust, is hereby assigned and shall be paid to Beneficiary, who may, after deducting therefrom all its expenses, including reasonable attorneys’ fees, release any money received by it or apply the same to the last maturing installments of the indebtedness secured hereby (in which event no prepayment premium shall be required to the extent of any principal reduction). Trustor agrees to execute such further assignments of any compensation, awards, damages, and rights of action, and proceeds as Beneficiary may require. At the option of Beneficiary, such compensation and award of damages shall be disbursed through a construction escrow on terms and conditions satisfactory to Beneficiary in its reasonable discretion. Prior to the commencement of such rebuilding or repair, Trustor shall, at its expense, prepare all plans and specifications necessary for such work, and enter into a bonded fixed price construction contract with a contractor acceptable to Beneficiary. Trustor shall promptly deposit with Beneficiary an amount equal to the difference between the compensation deposited therein and such fixed price construction contract. Fulfillment of Trustor’s obligation hereunder shall be evidenced by Beneficiary’s architect’s written certification that such repairs or replacements have been satisfactorily completed.
1.10 Reports and Statements. Within ninety (90) days after the close of each calendar year, Trustor will deliver to Beneficiary, a current rent roll for the Trust Property, a calendar year financial statement and tax return for each guarantor of the Note, a calendar year financial statement covering the operation of the Trust Property, and, if Trustor is not a single asset entity, a calendar year financial statement for Trustor, each of which shall include a balance sheet and supporting schedules and contain a detailed statement of income and expenses, and shall be prepared according to generally accepted accounting practices consistently applied and in such form as Beneficiary shall request. When requested by Beneficiary, within thirty (30) days after the close of each calendar quarter, Trustor shall deliver to Beneficiary income and expense statements covering the financial operation of the Trust Property for the preceding quarter, including cash flow statements, current payables and receivables for the Trust Property, and a rent roll for the Trust Property. Each financial statement provided by Trustor shall be accompanied by an affidavit of Trustor certifying that said financial statement is true and correct. When requested by Beneficiary, Trustor further agrees to promptly deliver in writing, such further information as Beneficiary reasonably requests relating to any of such financial statements. Trustor shall provide Beneficiary with an annual financial statement for each tenant of the Trust Property within ninety (90) days after the close of such tenant’s fiscal year. Trustor shall maintain its books and records of account in accordance with generally accepted accounting practices consistently applied. Trustor further agrees that Beneficiary may, upon ten (10) days request, have access to Trustor’s books and records to enable Beneficiary to verify the information furnished Beneficiary pursuant to this Section 1.10. Any material error or omission in any such financial statements or the failure to provide any such financial statements required by this Section shall constitute a default hereunder. Trustor shall pay to Beneficiary a late charge of $1,000.00 for each time that any required financial statement or other financial information is not provided to Beneficiary within the specified time period set forth herein.

2. ASSIGNMENT OF LEASES AND RENTS AND PURCHASE AGREEMENTS
2.1 Assignment. Trustor hereby absolutely and irrevocably grants, transfers and assigns to Beneficiary all the right, title and interest of Trustor in and to all existing and future leases, whether written or oral and whether for a definite term or month to month, relating to the Trust Property, or any part thereof, including, but not limited to, those leases described in the Assignment of Leases and Rents (the “Leases”), all rents thereunder, and all existing and future purchase agreements (the “Purchase Agreements”). This assignment shall extend to and cover any and all extensions and renewals of existing and future leases and purchase agreements and to any and all present and future rights against guarantors of any such obligations and to any and all rents, issues or profits collected under such leases or purchase agreements. This assignment is given to facilitate payment and performance of the Note, this Deed of Trust and any other security agreement at any time securing the Note. Pursuant to this assignment and not in lieu hereof, Trustor may give Beneficiary separate specific assignments of rents and leases or purchase agreements. In addition, Trustor acknowledges that this assignment creates a valid and enforceable first priority interest of Beneficiary in and to all existing and future leases, whether written or oral, and whether for a definite term, or month-to-month, relating to the Trust Property, or any part thereof, all rents, issues and profits thereunder, and all existing and future purchase agreements and proceeds thereof, and that, in the event that Trustor or any successor in interest files for protection under any bankruptcy or insolvency laws, such rents, issues, profits and/or proceeds shall constitute Beneficiary’s cash collateral and Trustor shall be prohibited from using such rents, issues, profits and/or proceeds after such filing without Beneficiary’s written agreement or an order of the appropriate court.
2.2 Payments under Leases. Trustor hereby authorizes and directs the lessees, tenants and purchasers of the Trust Property that, upon written notice from Beneficiary, all payments required under said leases or purchase agreements or in any way respecting same, shall be made directly to Beneficiary as they become due. In the absence of such notice and so long as Trustor shall not be in default hereunder Trustor shall be entitled to collect all such rents and payments. Beneficiary shall be entitled to give such notice in the event of any breach or default by Trustor hereunder. Receipt by Beneficiary of such rents, issues, and profits shall not constitute a waiver of any right that Beneficiary may also enjoy under this Deed of Trust or under the laws of California, nor shall the receipt and application thereof cure any default hereunder nor affect any foreclosure proceeding or any sale authorized by this Deed of Trust.
2.3 Performance of Leases. Trustor expressly covenants and agrees that Trustor will comply with the terms of all such lease or leases or purchase agreements so assigned and shall not authorize or accept prepayment of any rent due under such lease or leases, and further covenants and agrees that if Trustor, as lessor under such leases so assigned, fails to perform and fulfill any term, covenant, condition or provision in such leases, or any of them, on its part to be performed or fulfilled, at the times and in the manner in such lease or leases provided, or if Trustor suffers or permits to occur any breach or default under the provisions of any assignment of any lease or leases of the Trust Property or portions thereof given as additional security for the payment of any indebtedness secured hereby, or if Trustor fails to fully protect, insure, preserve and cause continued performance or fulfillment of the terms, covenants or provisions in such lease or leases required to be performed or fulfilled by the lessor or seller or any of the lessees or buyers therein or if Trustor, without Beneficiary’s prior written consent, permits or approves any modification or alteration of a lease which is to the detriment of the Trust Property, or approves an assignment by the lessee of such lease or leases or a subletting of all or any part of the premises demised in such lease or leases, the effect of which would be to relieve the original tenant or any guarantor from any liability thereunder, then in any event, at the option of Beneficiary or of the then holder of the Note secured hereby and without notice to Trustor, such breach or default shall constitute a default hereunder and all unpaid indebtedness secured by this Deed of Trust shall, notwithstanding anything in the Note or this Deed of Trust to the contrary, become due and payable as in the case of other defaults.
2.4 Beneficiary’s Rights. In the event Trustor, as the lessor in such lease or leases, shall neglect or refuse to perform, observe and keep all of the covenants, provisions and agreements contained in such lease or leases, Beneficiary may, but without any obligation so to do, perform and comply with any such lease covenants, agreements and provisions, in which event all costs and expenses incurred by Beneficiary in complying with such covenants, agreements and provisions, shall become a part of the principal indebtedness secured by the Deed of Trust and recoverable as such in all respects.
2.5 Lease Occupancy and Modifications. Trustor expressly covenants and agrees that Trustor will not permit occupancy of the Trust Property for a term longer than three (3) months, including any term of renewal, except under one (1) or more written leases. Each lease entered into by Trustor subsequent to the date hereof and any material modification to any lease existing as of the date hereof shall be subject to the prior written approval of Beneficiary, which approval may be given or withheld in Beneficiary’s sole and absolute discretion.
2.6 Permits. Trustor shall deliver to Beneficiary use and occupancy permits for each prospective lessee prior to the occupancy of the Trust Property by such lessee.

2.7 Estoppel Certificates. Within ten (10) days of receipt of a request from Beneficiary, Trustor shall deliver an estoppel certificate from each lessee certifying that the lease is in full force and effect, that there have not been any alterations or modifications of such lease except as set forth in full in the estoppel certificate, that the lessee does not have any claims against Trustor, that rentals have not been prepaid more than one month in advance, and any other information as may be requested by Beneficiary. Failure of Trustor to comply with the terms of this Section shall be default of this Deed of Trust and Beneficiary may, at its option, pursue any and all remedies specified herein.
2.8 Purpose of Assignment. This assignment is given to secure payment and performance of all obligations to be performed by Trustor under the Note and all of the other Loan Documents (unless such document or instrument expressly provides to the contrary).
3. DEFAULT PROVISIONS
3.1 Events of Default. Trustor shall be in default hereunder upon the occurrence of any one or more of the following events of default:
A. If Trustor shall fail to make any payment required by the Note as and when due;
B. Breach of any warranty, representation or certification given in connection herewith, or default by Trustor in the payment of any indebtedness or performance of any obligation or covenant secured hereby (whether existing by virtue of the Note, this Deed of Trust, the other Loan Documents, or any leases relating to the Trust Property or any portion thereof to which Trustor is a party, or any loan agreement or any other instrument or security agreement executed and delivered by Trustor in connection with the indebtedness hereby secured, or otherwise), according to the terms and conditions thereof, provided, however, in the event of Trustor’s failure to perform any nonmonetary obligation, Trustor shall not be in default under this Deed of Trust unless Trustor fails to cure such failure within thirty (30) days after written notice from Beneficiary of such failure; the foregoing thirty (30) day cure period shall not apply to: (1) any failure by Trustor in satisfying the insurance requirements set forth in Section 1.6 of this Deed of Trust or (2) any voluntary bankruptcy proceedings commenced by Trustor;
C. If Trustor shall fail or refuse to pay, before delinquent, any taxes, assessments, fees, charges, expenses or encumbrances created, levied or assessed upon or relating to the Trust Property;
D. If liens shall be filed against the Trust Property which shall not be released, stayed, bonded or insured against in favor of Beneficiary, satisfied or vacated within thirty (30) days after entry of filing;
E. If Trustor shall fail to procure and maintain insurance coverage as herein provided;
F. If any legal action or proceeding to enforce a mortgage or deed of trust or other lien upon the Trust Property is not dismissed within sixty (60) days after the commencement thereof;
G. If by the order of a court of competent jurisdiction, Trustor shall be adjudicated bankrupt, or be declared insolvent, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver or receivers of all or any part of the Trust Property;
H. If any of the Trust Property shall be levied upon by virtue of any execution, attachment, tax levy or other writ;
I. If Trustor shall become insolvent, make an assignment for the benefit of creditors, be the subject of any bankruptcy proceedings (and for purpose of the foregoing, the term “Trustor” shall include any of the general partners of any Trustor which is a partnership and any of the members of any Trustor which is a limited liability company);
J. If Trustor shall be or become in default with respect to any other obligation owed by Trustor to Beneficiary;
K. Upon the abandonment by Trustor of all or any part of the Trust Property; or
L. If Trustor leaves the Trust Property unattended or unprotected.

3.2 Sales or Transfers. Unless prior thereto Trustor shall have obtained the prior written consent of Beneficiary, which consent may be given or withheld in Beneficiary’s sole and absolute discretion, Trustor shall be in default hereunder:
A. On sale, conveyance, assignment, further encumbrance or other transfer of: (1) all or any part of the Trust Property or any interest therein (whether voluntarily or by operation of law) other than leasing in the ordinary course of business; or (2) any beneficial interest of Trustor in the Trust Property; or
B. If Trustor is a corporation, partnership, limited liability company, or other legal entity, upon any changes in the ownership of Trustor resulting in a transfer of fifty percent (50%) or more of such ownership interests (calculated on a cumulative basis) as of the date hereof.
Upon the occurrence of such an event of default, Beneficiary may, in its sole and absolute discretion, accelerate the maturity of the Note secured hereby so that the entire principal balance plus accrued interest to date and a prepayment premium is due and payable. In the event of any such acceleration of the Note, the prepayment premium shall be ten percent (10%) during the first three (3) loan years (as defined in the Note) and in accordance with the prepayment privilege set forth in the Note thereafter. If a sale is proposed wherein the purchaser desires to assume and agree to pay the Note, Beneficiary may, in its sole and absolute discretion, approve such sale and assumption if it is satisfied with the purchaser, the terms of the sale and the interest rate on the Note. In connection with any such sale or transfer, reimbursement of all fees and costs incurred by Beneficiary, including attorneys’ fees and costs, and payment of an assumption fee of one percent (1%) of the then outstanding principal balance on the Note shall each be conditions to any such approval by Beneficiary. No transfer of the Trust Property shall relieve Trustor of its liability and obligations pursuant to the Loan Documents, unless agreed to by Beneficiary in writing.
Notwithstanding the above and providing no default exists, transfers of ownership interest in the Trust Property between Trustor and another entity directly owned or controlled by Trustor will be permitted without invoking the one-time assumption provision in the preceding paragraph, provided that Beneficiary is provided notice and documentation of the transfer, that Trustor maintains management control of the Trust Property and that Beneficiary is reimbursed for any out-of-pocket costs which Beneficiary incurs relative to such transfer.
3.3 Rights and Remedies on Default. Upon the occurrence of any default under this Deed of Trust and at any time thereafter, Trustee or Beneficiary may exercise any one or more of the following rights and remedies:
(a) Loan Document Remedies. Beneficiary may exercise any right or remedy provided for in the Note or any other Loan Document.
(b) Acceleration. Beneficiary may declare the Note and all other sums secured by this Deed of Trust immediately due and payable so that the entire principal balance plus accrued interest to date and a prepayment premium is due and payable. In the event of any such acceleration of the Note, the prepayment premium shall be ten percent (10%) during the first three (3) loan years (as defined in the Note) and in accordance with the prepayment privilege set forth in the Note thereafter.
(c) Foreclosure Rights. In the event of any default hereunder, then and in each such event, Beneficiary may declare all sums secured hereby immediately due and payable either by commencing an action to foreclose this Deed of Trust as a mortgage, or by the delivery to Trustee of a written declaration of default and demand for sale and of written notice of default and of election to cause the Trust Property to be sold, which notice Trustee shall cause to be duly filed for record in case of foreclosure by exercise of the power of sale herein. Should Beneficiary elect to foreclose by exercise of the power of sale, Beneficiary shall also deposit with Trustee this Deed of Trust and the Note and such receipts and evidence of expenditures made and secured hereby as Trustee may require, and notice of sale having been given as then required by law and after lapse of such time as may then be required by law after recordation of such notice of default, Trustee, without demand on Trustor, shall sell the Trust Property at the time and place of sale fixed by Trustee in its notice of sale, either as a whole or in separate parcels, and in such order as Trustee may determine, at public auction to the highest bidder upon any terms and conditions specified by Beneficiary and permitted by applicable law. Trustee may postpone sale of all or any portion of the Trust Property by public announcement at the designated time and place of sale, and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to the purchaser at the sale a Trustee’s deed or deeds conveying the Trust Property, or any portion thereof, so sold, but without any covenant or warranty, express or implied. The recitals in such deed or deeds of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustor, Trustee or Beneficiary, may purchase at any sale. The power of sale under this Deed of Trust shall not be exhausted by any one or more sales (or attempts to sell) as to all or any portion of the Trust Property remaining unsold, but shall continue unimpaired until all of the Trust Property has been sold by exercise of the power of sale and all indebtedness of Trustor to Beneficiary under this Deed of Trust, the Note or any other Loan Document has been paid in full.

(d) Right to Rescind. Beneficiary, from time to time before a Trustee’s sale, may rescind any such notice of breach or default and of election to cause the Trust Property to be sold by executing and delivering to Trustee a written notice of such rescission, which notice, when recorded, shall also constitute a cancellation of any prior declaration of default and demand for sale. The exercise by Beneficiary of such right of rescission shall not constitute a waiver of any breach or default then existing or subsequently occurring, or impair the right of Beneficiary to execute and deliver to Trustee, as above provided, other declarations of default and demand for sale, and notices of breach or default, and of election to cause the Trust Property to be sold to satisfy the obligations hereof, nor otherwise affect any provision, agreement, covenant or condition of the Note and of this Deed of Trust or any of the rights, obligations or remedies of the parties hereunder.
(e) UCC Remedies. With respect to all or any part of the Trust Property that is personal or intangible, Beneficiary shall have all the rights and remedies of a secured party under the Uniform Commercial Code. Upon request, Trustor shall assemble and make such collateral available to Beneficiary at a place to be designated by Beneficiary which is reasonably convenient to both parties. Upon repossession, Beneficiary may propose to retain the collateral in partial satisfaction of the Note or sell the collateral at public or private sale in accordance with the Uniform Commercial Code as adopted in the state where the Trust Property is situated or any other applicable statute. Such sale may be held as a part of, distinctive from or without a trustee’s sale or foreclosure of the real property secured by this Deed of Trust. If any notification of disposition of all or any portion of the collateral is required by law, such notification shall be deemed reasonably and properly given if mailed at least 10 days prior to such disposition. If Beneficiary disposes of all or any part of the collateral after default, the proceeds of disposition shall be applied in the following order:
(i) To the reasonable expenses of retaking, holding, preparing for sale, selling the collateral, and the like;
(ii) To the reasonable attorneys’ fees and legal expenses incurred by Beneficiary; and
(iii) To the satisfaction of the indebtedness secured by this Deed of Trust.
(f) Remedial Advances. Should Trustor fail to make any payment or to do any act as herein provided, then Beneficiary or Trustee, without obligation to do so and without demand upon Trustor and without releasing Trustor from any obligation hereof, may (i) make or do the same in such manner and to such extent as either may deem necessary to protect the security hereof, Beneficiary or Trustee being authorized to enter upon the Trust Property for such purposes; (ii) commence, appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee, (iii) pay, purchase, contest, or compromise any encumbrance, charge, lien, tax or assessment, or the premium for any policy of insurance required herein; and in exercising any such power, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary therefor, including cost of evidence of title, employ counsel and pay such counsel’s reasonable fees. Beneficiary shall be subrogated to the rights and lien interests of any person who is paid by Beneficiary pursuant to the terms of this Section. Trustor shall repay immediately on written notice to Trustor all sums expended or advanced hereunder by or on behalf of Beneficiary, with interest from the date of such advance or expenditure at the Default Rate, and the repayment thereof shall be secured hereby.
(g) Summary Possession. Beneficiary may, at Beneficiary’s option, and in person or by agent, employee or court-appointed receiver, enter upon and take possession of the Trust Property and continue any improvement, repair or renovation thereof at Trustor’s expense and to lease the same or any part thereof, making such alterations as Beneficiary determines necessary, and may terminate in any lawful manner any lease of the Trust Property, exercising with respect thereto any right or option available to Trustor. The entering upon and taking possession of the Trust Property, the collection of rents, issues and profits, or the proceeds of fire and other insurance policies or compensation or awards for any taking or damage of the Trust Property, and the application or release thereof shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

(h) Collection of Rents. Beneficiary may require any Tenant to make payments of Tenant’s rent or fees directly to Beneficiary regardless of whether Beneficiary has taken possession of the Trust Property. If any rents are collected by Beneficiary, then Trustor irrevocably designates Beneficiary as Trustor’s attorney-in-fact to endorse instruments received in payment thereof in the name of Trustor and to negotiate the same and collect the proceeds. Payments by Tenants to Beneficiary in response to Beneficiary’s demand shall satisfy the obligation for which the payments are made, whether or not any proper grounds for the demand existed. Beneficiary may exercise Beneficiary’s rights under this Section either in person, by agent or through a receiver.
(i) Beneficiary’s Enforcement of Leases. Beneficiary is hereby vested with full power to use all measures, legal and equitable, deemed by Beneficiary necessary or proper to collect the rents assigned in this Deed of Trust, including the right, in person or by agent, employee or court-appointed receiver, to enter upon the Trust Property, or any part thereof, and take possession thereof forthwith to the extent necessary to effect the cure of any default on the part of Trustor as lessor in any leases or upon Trustor’s default under the Note. Trustor hereby grants to Beneficiary full power and authority to exercise all rights, privileges and powers herein granted at any and all times hereafter, without notice to Trustor, including the right to operate and manage the Trust Property, make and amend leases and perform any other acts which are reasonably necessary to protect the value, priority or enforceability of any security for the Note and use and apply all of the rents and other income herein assigned to the payment of the costs of exercising such remedies, of managing and operating the Trust Property, and of any indebtedness or liability of Trustor to Beneficiary, including, but not limited to, the payment of taxes, special assessments, insurance premiums, damage claims, the costs of maintaining, repairing, rebuilding and restoring the improvements on the Trust Property or of making the same rentable, attorneys’ fees incurred in connection with the enforcement of this Deed of Trust, and any principal and interest payments due from Trustor to Beneficiary on the Note and this Deed of Trust, all in such order as Beneficiary may determine. Beneficiary shall be under no obligation to enforce any of the rights or claims assigned to Beneficiary hereunder or to perform or carry out any of the obligations of the lessor under any leases and does not assume any of the liabilities in any way related to the covenants and agreements of Trustor in any leases. It is further understood that this Deed of Trust shall not operate to place responsibility for the control, care, management or repair of the Trust Property, or parts thereof, upon Beneficiary nor shall it operate to make Beneficiary liable for the carrying out of any of the terms and conditions of any leases, or for any waste of the Trust Property by the lessee under any leases or by any other party, or for any dangerous or defective condition of the Trust Property or for any negligence in the management, upkeep, repair or control of the Trust Property resulting in loss or injury or death to any lessee, invitee, licensee, employee or stranger, except as may result from the willful misconduct of Beneficiary after taking possession of the Trust Property hereunder.
(j) Beneficiary’s Enforcement of Contracts. Beneficiary shall have the right to enforce Trustor’s rights under all architect contracts and construction contracts and to bring an action for the breach thereof in the name of Beneficiary or, at Beneficiary’s option, in the name of Trustor, in the event any architect or contractor breaches their respective contracts, regardless of whether Beneficiary has acquired or retained any interest in the Trust Property. Trustor hereby irrevocably appoints Beneficiary as Trustor’s attorney-in-fact for the purposes of the foregoing, which power shall be durable and coupled with an interest. Beneficiary does not assume and shall not be obligated to perform any of Trustor’s obligations under any contract nor shall Beneficiary be required to enforce such contracts or bring action for the breach thereof; provided, however, any performance of the respective contracts specifically required in writing by Beneficiary, following any default by Trustor under the Note or the contracts, and which is properly and timely undertaken by the contractor or architect, shall be paid for by Beneficiary in accordance with the terms and conditions of the contracts. Such payments shall bear interest at the Default Rate from the date of advance to and including the date of full payment, and shall be secured by any deed of trust, collateral assignment of leases and rents, security agreement, guaranty and other documents granted to secure the Note.
(k) Appointment of Receiver. Beneficiary shall have the right to have a receiver appointed to take possession of any or all of the Trust Property, with the power to protect and preserve the Trust Property, to operate the Trust Property preceding foreclosure or sale, to collect the income from the Trust Property (if any) and apply the proceeds, over and above cost of the receivership, against the amounts owed under the Note. The receiver may serve without bond if permitted by law. Beneficiary’s right to the appointment of a receiver shall exist whether or not the apparent value of the Trust Property exceeds the indebtedness secured hereby by a substantial amount. Employment by Beneficiary shall not disqualify a person from serving as a receiver. Upon taking possession of all or any part of the Trust Property, the receiver or Beneficiary may: (i) use, operate, manage, control and conduct business on the Trust Property and make expenditures for all maintenance and improvements as in Beneficiary’s judgment are necessary and proper; (ii) collect the income from the Trust Property and apply such sums to the expenses of use, operation and management; and (iii) at Beneficiary’s option, complete any construction in progress on the Trust Property, and in connection therewith, pay bills, borrow funds, employ contractors and make any changes in plans or specifications as Beneficiary deems necessary or appropriate. If the revenues produced by the Trust Property are insufficient to pay expenses, the receiver may borrow, from Beneficiary or otherwise, such sums as the receiver or Beneficiary may deem reasonably necessary for the purposes stated in this Section. The amounts borrowed or advanced shall be payable by Trustor on demand and bear interest from the date of expenditure until repaid at the Default Rate. Such sums shall become a part of the debt secured by this Deed of Trust.

(l) Specific Enforcement. Beneficiary may specifically enforce any covenant in this Deed of Trust or Trustor’s compliance with Trustor’s warranties herein and may restrain and enjoin the breach or prospective breach of any such covenant or the noncompliance with any condition, and Trustor waives any requirement of the posting of any bond in connection therewith.
(m) General Creditors’ Remedies. Beneficiary shall have such other rights and remedies as are available under any statute or at law or in equity generally, and the delineation of certain remedies in this Deed of Trust shall not be deemed to be a limitation on any other rights and remedies available to Beneficiary.
(n) Guaranties. If Beneficiary at any time holds additional security for any obligations secured hereby, Beneficiary may enforce the terms thereof or otherwise realize upon the sale thereof, at Beneficiary’s option, either before or concurrently herewith or after a sale is made hereunder, and may apply the proceeds upon the indebtedness secured hereby without affecting the status of or waiving any right to exhaust all or any other security, including the security hereunder or thereunder, and without waiving any breach or default or any right or power whether exercised hereunder or contained herein or in any such other security.
3.4 Application of Sale Proceeds. After deducting all costs and expenses of Trustee and of this Trust, including cost of evidence of title and reasonable attorneys’ fees in connection with a sale, as above set forth, Trustee shall apply the proceeds of sale to payment of all sums expended under the terms hereof, not then repaid, with accrued interest at the Default Rate; and then to the payment of all other sums then secured hereby; and the remainder, if any, shall be distributed to the person or persons legally entitled thereto.
3.5 Remedies Cumulative. No remedy herein conferred upon or reserved to Trustee or Beneficiary is intended to be exclusive of any other remedy herein or in any other Loan Document or by law provided or permitted, and each such remedy shall be cumulative and in addition to every other such remedy. Every power or remedy given by this instrument to Trustee or Beneficiary or to which either of them may be otherwise entitled, may be exercised concurrently or independently, from time to time and as often as may be deemed expedient by Trustee or Beneficiary and either of them may pursue inconsistent remedies.
3.6 No Waiver. No waiver of any default or failure or delay to exercise any right or remedy by Beneficiary shall operate as a waiver of any other default or of the same default in the future or a preclusion of any right or remedy with respect to the same or any other occurrence.
3.7 Marshaling. In case of a sale under this Deed of Trust, the Trust Property, real, personal and mixed, may be sold in one or more parcels. Neither Trustee nor Beneficiary shall be required to marshal Trustor’s assets.
3.8 Bankruptcy Filing. In the event that Trustor or any successor to Trustor’s interest in the Trust Property files for relief under the United States Bankruptcy Code (the “Bankruptcy Code” or “11 U.S.C.”): (A) all rents, issues, profits, proceeds, cash, deposit accounts, instruments, documents of title, securities, accounts and accounts receivable generated from, before, on and after the date of any such filing for relief shall be Beneficiary’s cash collateral pursuant to 11 U.S.C. § 363 and Trustor shall be prohibited from using the rents, issues, profits, proceeds, cash, deposit accounts, instruments, documents of title, securities, accounts and accounts receivable without Beneficiary’s written agreement or an order of the bankruptcy court; (B) Beneficiary’s interest in the Trust Property is entitled to adequate protection in the form of continued payments in accordance with the Note and the Loan Documents or foreclosure of its security interest and liens created hereunder; (C) the bankruptcy case will be deemed to have been filed in bad faith with an intent to abuse the judicial process and solely to delay and frustrate the legitimate effort of Beneficiary, the debtor’s principal secured creditor, to enforce its rights; (D) the interest rate provided in the Note, is the minimum rate which will provide Beneficiary with the present value of the amount owed at any time; (E) if Trustor files a plan of reorganization classifying a portion of Beneficiary’s claim as an unsecured claim separately from other unsecured claims, Borrower’s classification will be only in an attempt to gerrymander a favorable vote on such plan; (F) Beneficiary’s interest will be entitled to adequate protection and such adequate protection will be provided only by continued payments in accordance with the Note and the Loan Documents, if, and only if, Beneficiary’s liens and security interests remain the only liens and security interests encumbering Trustor’s real and personal property described herein, or by foreclosure of Beneficiary’s liens and security interests created herein, and, if Trustor does not provide adequate protection by continued payments in accordance with the terms and conditions set forth in the Note and the Loan Documents, Beneficiary will be entitled to relief from the automatic stay of 11 U.S.C. § 362(a) and any and all other stays under the Bankruptcy Code so that Beneficiary may foreclose its liens and security interests created hereunder; and (G) if Trustor seeks to obtain post-petition financing, Beneficiary’s interest will not be adequately protected if Trustor seeks financing which provides for a lien and/or security interest junior, equal to or superior to the priority of Beneficiary’s liens and security interests created hereunder.

3.9 Automatic Stay. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Trustor (other than an involuntary petition filed by or joined in by Beneficiary), Trustor shall not assert, or request any other party to assert, that the automatic stay under Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Beneficiary to enforce any rights it has by virtue of this Deed of Trust, or any other rights that Beneficiary has, whether now or hereafter acquired, against any guarantor of the Note. Further, Beneficiary shall immediately become entitled, in addition to all other relief to which Beneficiary may be entitled under this Deed of Trust, to obtain an order from the Bankruptcy Court or other appropriate court granting immediate relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit Beneficiary to pursue its rights and remedies against Trustor as provided under this Deed of Trust and all other rights and remedies of Beneficiary at law and in equity under applicable state law. In connection with such order, Trustor shall not contend or allege in any pleading or petition filed in any court proceeding that Beneficiary does not have sufficient grounds for relief from the automatic stay. Any bankruptcy petition or other action taken by Trustor to stay, condition, or inhibit Beneficiary from exercising its remedies are hereby admitted by Trustor to be in bad faith and Trustor further admits that Beneficiary would have just cause for relief from the automatic stay in order to take such action authorized under state law.
4. HAZARDOUS SUBSTANCES PROVISIONS
4.1 Definition. As used herein “Hazardous Substances” shall mean and include, but shall not be limited to, any element, substance, compound or mixture, including disease-causing agents, which after release into the environment and upon exposure, ingestion, inhalation, or assimilation into any organism, either directly or indirectly, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer, genetic mutation, physiological malfunctions, including malfunctions in reproduction, or physical deformations in such organisms or their offspring, and all hazardous and toxic substances, wastes (whether solid, liquid or gaseous) or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), petroleum products or any other substances, or materials which are included under or regulated by any local, state or federal law, rule or regulation pertaining to environmental regulation, contamination, cleanup or disclosure, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601, et seq., The Resources Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300 et seq., any and all applicable environmental laws of the State of California, and any other federal, state or local law, ordinance, rule or regulation governing hazardous substances, as such may be amended from time-to-time and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto (all such laws, rules and regulations being referred to collectively as “Environmental Laws”). Trustor warrants, represents and covenants, from and after the date hereof, as follows:
A. Trustor has had performed by independent contractors reasonable investigations, studies and tests as to any possible environmental contamination, liabilities or problems with respect to the Trust Property, including, without limitation, the storage, disposal, presence, discharge or release of any Hazardous Substances at or with respect to the Trust Property, and that all of such investigations, studies, and tests have been delivered to Beneficiary.
B. None of Trustor, the Trust Property, nor any other property owned by Trustor as of the date of this Deed of Trust is: (1) subject to any private or governmental lien or judicial or administrative notice, order or action relating to Hazardous Substances or environmental problems, impairments or liabilities with respect to the Trust Property or such other property; or (2) is in, or with any applicable notice and/or lapse of time, and/or failure to take certain curative or remedial actions, will be in, either direct or indirect violation of any Environmental Laws.
C. No Hazardous Substances are located on or have been stored or used on or about the Trust Property except in compliance with applicable Environmental Laws as may exist from time to time. No Hazardous Substances have been or are being processed or disposed of on, in or about or released or discharged from (including ground water contamination) the Trust Property and no above or underground storage tanks exist on the Trust Property. Trustor shall not allow: (1) any Hazardous Substances to exist or be stored, located, possessed, managed, used or otherwise handled on, in, under, about or around the Trust Property except for office products which are used, stored and disposed of in compliance with applicable Environmental Laws in existence from time to time; or (2) any Hazardous Substances to be discharged, processed or otherwise released or disposed of in, on, above, under or around the Trust Property. Trustor shall comply with all Environmental Laws affecting or relating to the Trust Property.

D. Trustor shall immediately notify Beneficiary should Trustor become aware of: (1) any Hazardous Substance or other environmental problem or liability affecting or relating to the Trust Property; (2) any lien, action or notice of the nature described in subparagraph B above; or (3) any litigation or threat of litigation relating to any alleged unauthorized release of any Hazardous Substance or the existence of any Hazardous Substance or other environmental contamination, liability or problem with respect to or arising out of or in connection with the Trust Property. Trustor shall, at its own cost and expense, take all remedial or response actions or other actions (to the extent and at the time or from time to time) as shall be necessary or advisable for the cleanup of the Trust Property, including all removal, containment, corrective and remedial actions in accordance with all applicable Environmental Laws (and in all events in a manner satisfactory to Beneficiary), and shall further pay or cause to be paid at no expense to Beneficiary all cleanup, administrative, and enforcement costs of applicable government agencies or the parties protected by such Environmental Laws which may be asserted against the Trust Property, the owner thereof or a lienholder secured thereby. All costs (including, without limitation, those costs set forth above), damages, liabilities, losses, claims, expenses (including attorneys’ fees and disbursements) which are incurred by Beneficiary, without the requirement that Beneficiary wait for the ultimate outcome of any litigation, claim or other proceeding, together with interest thereon at the default rate set forth in the Note, shall be paid by Trustor to Beneficiary within ten (10) days after notice to Trustor from Beneficiary itemizing the amounts incurred to the effective date of such notice.
E. Trustor hereby covenants and agrees not to do or take action or omit or fail to take any such action which will result in an unauthorized release of any Hazardous Substances or the existence of any Hazardous Substance or other environmental contamination, liability or problem with respect to the Trust Property. Upon any such unauthorized release or discovery of the existence of any such Hazardous Substance or other environmental contamination, liability or problem, Trustor agrees to promptly give written notice to Beneficiary of the exact nature, scope and extent thereof.
F. Trustor does hereby covenant and agree that it will indemnify, defend and save harmless Beneficiary, and its officers, directors, shareholders, employees, agents and attorneys for, from and against any loss, claim, actions, liabilities, costs, attorneys’ fees and expenses including, without limitation, civil penalties, punitive damages and criminal penalties arising or resulting from any environmental matter described, covered or referred to in this Deed of Trust and Trustor hereby covenants to indemnify, defend and save Beneficiary and its officers, directors, shareholders, employees, agents and attorneys harmless for, from and against, any loss, damage, fines, penalties, claims or duty to clean up or dispose of wastes or materials on or relating to the Trust Property, regardless of any inspections or other action made or taken by Beneficiary on the Trust Property or as a result of any conveyance of title of the Trust Property to the Beneficiary or otherwise. Trustor agrees to remain fully liable and shall indemnify, defend and hold harmless Beneficiary and its officers, directors, shareholders, employees, agents and attorneys for, from and against any costs, expenses, cleanup costs, waste disposal costs, litigation costs, fines, penalties, including without limitation those costs, expenses, penalties and fines within the meaning of Environmental Laws, and other related liabilities, upon the occurrence of a breach of any of the Trustor’s foregoing representations and warranties.
G. Beneficiary shall have the right: (1) at any time that Beneficiary reasonably suspects the presence of asbestos or radon or of another Hazardous Substance subject to regulation under Environmental Laws above, in, on, under, from or around the Trust Property; and (2) upon and after any event of default hereunder, to require Trustor, at the sole cost and expense of Trustor, to employ a qualified independent environmental auditor, acceptable to Beneficiary, to conduct an environmental audit of the Trust Property to determine whether there is any asbestos, radon or any other Hazardous Substance above, in, on, under, from or around the Trust Property, such that the Trust Property, any activity related to the Trust Property or the Hazardous Substance is subject to regulation under Environmental Laws. Beneficiary shall instruct such auditor to conduct such audit in such a manner as to minimize interference with the operation of the Trust Property.
H. Beneficiary shall have the right from time to time during the term of the Note to enter upon the Trust Property for purposes of inspection for the presence or detection of Hazardous Substances or any other violation of Environmental Laws. Trustor shall pay to Beneficiary a reasonable inspection fee in connection with any such inspection.
4.2 Survival of Indemnities. All warranties, representations, indemnities, covenants and agreements in Section 4.1 above shall be deemed to be continuing and shall remain true and correct in all material respects from the date hereof until the indebtedness secured hereby shall have been completely satisfied, and any limitations period with respect to any claims under each of the Environmental Laws has expired. Trustor’s indemnities, covenants and agreements above in Section 4.1 shall survive the termination of this Deed of Trust, any exercise of any remedy by Beneficiary under the Note or this Deed of Trust, including foreclosure of the lien of this Deed of Trust (or deed in lieu thereof or similar actions to the same effect), even if, as a part of such foreclosure, deed in lieu of foreclosure or similar action, the indebtedness secured hereby is satisfied in full. It shall, at the option of Beneficiary, be an event of default hereunder and under the Note if any of the representations or warranties now be or at any time hereafter become untrue or misleading or if the Trust Property becomes subject to any claim, notice or action of a nature described in Subsection 4.1.B hereof. In addition to all other remedies that Beneficiary may have, Beneficiary may accelerate payment of the Note as provided therein and in this Deed of Trust.

5. SECURITY AGREEMENT
5.1 Collateral. As security for the indebtedness secured by this Deed of Trust, Trustor, as debtor, hereby grants to Beneficiary, as secured party, a security interest in, and lien on, the following, whether now existing or hereafter acquired (collectively the “Collateral”):
A. All insurance policies required to be maintained by Trustor hereunder, together with all cash proceeds, general intangibles, rights to payment, contract rights and accounts arising therefrom;
B. All leases and purchase agreements, as described herein, and all proceeds of any judgment, award or settlement in any condemnation or eminent domain proceeding, together with all general intangibles, contract rights and accounts arising therefrom;
C. All furniture, furnishings, equipment and fixtures, whether owned or leased by Trustor, now or hereafter located on the Trust Property, or stored in an off-site warehouse or other off-site storage for future use on or for incorporation into the Trust Property;
D. All building materials and supplies, carpet, rugs and other floor coverings, shades, venetian blinds, drapes, curtains, tapestries, screens, works of art, and lighting fixtures, whether owned or leased by Trustor, now or hereafter located on the Trust Property, or stored in an off-site warehouse or other off-site storage for future use on or for incorporation into the Trust Property;
E. All operating equipment, whether owned or leased by Trustor, now or hereafter located on the Trust Property, or stored in an off-site warehouse or in other of-site storage for future use on or for incorporation into the Trust Property including, without limitation, appliances, apparatus, equipment, machinery, air conditioning equipment, fire extinguishers and landscaping and gardening equipment;
F. All office equipment, goods and software, whether owned or leased by Trustor, now or hereafter located on the Trust Property or stored in an off-site warehouse or in other off-site storage for future use on the Trust Property including without limitation, all safes and cash registers and all accounting, duplicating and communication equipment, facsimile equipment, and computers;
G. All operating supplies, whether owned or leased by Trustor, now or hereafter located on the Trust Property, or stored in an off-site warehouse or in other off-site storage for future use on the Trust Property including without limitation, all books of account, cleaning and landscaping supplies, mechanical stores, and printed forms;
H. Any and all other Trustor owned trade fixtures, equipment, apparatus, personal property and inventory located on the Trust Property or used or held in an off-site warehouse or other off-site storage for future use on, or for incorporation into, or used or useful in connection with, the Trust Property, as improved, owned and operated by Trustor;
I. All tradenames, trademarks or servicemarks now or hereafter used in connection with the use or operation of the Trust Property;
J. All of Trustor’s cash proceeds, accounts receivable, rights to payment, accounts, contract rights, notes, drafts, acceptances, deposit accounts, instruments, documents, payment intangibles, general intangibles, chattel paper, electronic chattel paper, letter-of-credit rights, letters of credit, money, and investment property now existing or hereafter arising out of or in connection with or in any way related to the Trust Property;
K. All of Trustor’s right, title and interest in and to that certain Amendment Number 3 to Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated June 20, 2008 with ICO Fund IX, LLC and all amounts held in escrow by Commonwealth Land Title Company pursuant thereto.

L. Any and all renewals, replacements, additions and substitutions for or to the above-mentioned items; and
M. All proceeds of the aforementioned items.
These security interests and liens shall secure all the indebtedness secured by this Deed of Trust and all indebtedness of Trustor owing to Beneficiary, now existing or hereafter arising.
5.2 Warranties and Covenants Regarding Collateral. Trustor as debtor hereby warrants and covenants:
A. Except for the security interest and lien granted in Section 5.1 hereof, Trustor is, and as to the portions of the Collateral to be acquired after the date hereof will be, the owner of the Collateral free from any lien, security interest, adverse claim, or encumbrance. Trustor shall notify Beneficiary as secured party of, and shall defend the Collateral against, all claims and demands of all other persons at any time claiming any interest therein.
B. Trustor at all reasonable times, upon request of Beneficiary from time to time, shall submit up-to-date schedules of the items comprising the Collateral in such detail as Beneficiary shall require.
C. Trustor shall not sell or offer to sell or otherwise transfer the Collateral or any interest therein, nor remove the Collateral or any part thereof, or allow it to be removed from the Trust Property without the prior written consent of Beneficiary unless Trustor shall promptly replace such Collateral with substitute Collateral of at least equal market value. All replacements shall be free of any other lien, security interest or encumbrance of any nature.
D. Trustor shall have and maintain insurance at all times with respect to all the Collateral conforming to the requirements of Section 1.6 of this Deed of Trust. Trustor hereby appoints Beneficiary as attorney in fact for Trustor in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. Any amounts collected or received under any such policies shall be subject to the terms of Section 1.6 hereof. The foregoing power of attorney is a power coupled with an interest and shall be irrevocable so long as any of the obligations secured by this Deed of Trust remains unsatisfied.
E. Trustor shall keep the Collateral free from any adverse lien, claim, security interest or encumbrance whether voluntarily or involuntarily created and in good order and repair and shall not waste or destroy the Collateral or any part thereof. Trustor shall not use the Collateral in violation of any statute or ordinance. Beneficiary may examine and inspect the Collateral at any time, wherever located. Trustor will promptly notify Beneficiary of any levy, restraint or any other seizure by legal process or otherwise of any part of the Collateral, and of any threatened or filed claims or proceedings that might in any way affect or impair any of the terms hereof.
F. Trustor shall pay promptly when due all taxes and assessments upon the Collateral or for its use or operation.
G. Trustor hereby irrevocably authorizes Beneficiary to file and/or record all instruments (including security agreements, financing statements, continuation statements, etc.) in a timely and proper manner, as required by Beneficiary to establish, maintain, continue and guarantee the perfected security interests of Beneficiary in the Collateral, and will promptly on demand pay all costs and expenses of filing and recording, including the costs of any search deemed necessary by Beneficiary from time to time to establish and determine the validity and the continuing priority of the security interest of Beneficiary, and will pay all other claims and charges that in the opinion of Beneficiary might prejudice, imperil or otherwise affect the Collateral or Beneficiary’s security interest therein.
H. Trustor shall negotiate, execute and assign all documents deemed reasonably necessary by Beneficiary to perfect its security interest in materials stored off-site.
5.3 Fixture Filing. This Deed of Trust constitutes a fixture filing as defined in Sections 9334 and 9502(c) of the California Uniform Commercial Code, as amended or recodified from time to time. This Deed of Trust is to be recorded in the real estate records of the County in which the Property is located and covers goods which are, or are to become, fixtures.

6. RELEASES
6.1 Reconveyance. Upon payment in full and performance of all the obligations secured by this Deed of Trust, the lien of this Deed of Trust upon the Trust Property shall be released by reconveyance by deed of release, which said reconveyance and release shall be without warranty and shall operate to reconvey the estate vested in Trustee hereby. The grantee in any deed of release executed pursuant to this Deed of Trust may be described as “the person or persons legally entitled thereto” and the recitals therein of any matters or facts shall be conclusive proof of the truthfulness thereof.
6.2 Releases. Beneficiary may at any time, without notice, release any person liable for payment of any indebtedness secured hereby or extend or modify the time for payment and performance of the obligations secured hereby by agreement with Trustor or by agreement with subsequent owners of the Trust Property. Beneficiary may, at any time, without liability therefor and without notice direct Trustee to: (A) release and reconvey by deed of release any part of the Trust Property from the lien hereof; (B) consent to the making and recording of any maps or plats of the Trust Property; or (C) join in granting any easement on the Trust Property. Any such release, extension, modification or other act described in this Section 6.2 shall not affect the personal liability of any person for the payment and performance of the obligations secured hereby or the lien of this Deed of Trust upon the Trust Property or the remaining portion thereof.
7. GENERAL PROVISIONS
7.1 No Waiver. The taking or acceptance of this Deed of Trust shall in no event be considered as a waiver of or in any manner affecting or impairing any other security that Beneficiary may have, or acquire simultaneously herewith, or hereafter acquire for the payment of the indebtedness hereby secured, nor shall the taking by Beneficiary at any time of any such additional security be construed as a waiver of, or in any way affecting or impairing the security of this Deed of Trust; and Beneficiary may resort, for the payment of the indebtedness secured hereby, to its several securities therefor in such order and manner as it may determine.
7.2 Beneficiary’s Right to Extend, Reduce and Release. Without affecting the obligation of Trustor to pay and perform as herein required; without affecting the personal liability of any person for payment of the indebtedness secured hereby; and without affecting the lien or priority of lien hereof on the Trust Property, Beneficiary may, at its option, extend the time for payment of said indebtedness or any part thereof, reduce the payments thereon, give partial releases of any parts of the Trust Property from the lien, terms and provisions hereof, release any person liable on any of said indebtedness, accept a renewal note therefor, modify the terms of said indebtedness, take or release other additional security or join in any extension or subordination agreement, or direct the Trustee to release from this Deed of Trust any part of the Trust Property. Any such action by Beneficiary or Trustee at Beneficiary’s direction may be taken without the consent of any junior lienholder, and shall not affect the priority of this Deed of Trust over any junior lien.
7.3 Additional Indebtedness. This instrument shall be construed as covering and securing the indebtedness herein mentioned and any and all additional indebtedness, whether as future advancement or otherwise, together with any renewals, modifications or extensions of the said indebtedness herein secured or any advancements, and any and all costs of collecting the same.
7.4 Advances by Beneficiary. If Trustor shall fail to pay any taxes, assessments, expenses or charges, or to keep all of the Trust Property free from liens and claims of liens, or to keep and maintain and repair the Trust Property, or to procure and maintain insurance thereon, or to do any other thing required of Trustor, all as herein provided, Beneficiary at its option, but without any obligation so to do, may advance the necessary monies to pay the same or to accomplish said maintenance and repairs or to procure and maintain such insurance and all such monies so advanced shall be added to the indebtedness secured hereby, and shall bear interest at the default rate set forth in the Note, from the date of such advance. All such advancements shall be due and payable by Trustor to Beneficiary upon demand and, should Trustor fail to repay to Beneficiary any such advancements as herein required immediately after demand for payment of same, Beneficiary may, at its option, declare all sums secured by this Deed of Trust to be immediately due and payable and may avail itself of any and all remedies provided herein for default.
7.5 Waiver of Statute of Limitations. The right to plead any and all statutes of limitations as a defense to any obligation secured by this Deed of Trust is hereby waived.
7.6 No Offset. No offset or claim that Trustor now or may in the future have against Beneficiary shall relieve Trustor from paying installments or performing any other obligation herein secured hereby.
7.7 Change to Deed of Trust. This Deed of Trust cannot be changed except by agreement, in writing, signed by Trustor and Beneficiary.

7.8 Partial Invalidity. Should any term, provision, covenant or condition of this Deed of Trust be held to be void or invalid the same shall not affect any other term, provision, covenant or condition of this Deed of Trust, but the remainder hereof shall be effective as though such term, provision, covenant had not been contained herein. Should this instrument be or become ineffective as a deed of trust, then this instrument shall be construed and enforced as a realty mortgage with the Trustor being the mortgagor, and Beneficiary being the mortgagee.
7.9 Acceptance by Trustee. Trustee accepts this trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or proceeding in which Trustor, Beneficiary, or Trustee shall be a party, unless brought by Trustee.
7.10 Substitution of Trustee. Beneficiary may from time to time, for any reason or cause, substitute a successor or successors to any Trustee named herein or acting hereunder to execute this Trust. Upon such appointment, and without any conveyance to any successor Trustee, the latter shall be vested with all title, powers, and duties conferred upon any trustee herein named or acting hereunder. Each such appointment and substitution shall be made by written notice through registered or certified mail, postage prepaid, to Trustor, Trustee, and the successor Trustee and by recording notice of such in the office of the San Bernardino County Recorder. Such notice of substitution of Trustee shall be executed and acknowledged by Beneficiary and shall contain reference to this Trust Deed and its place of record and describe the Trust Property and when so recorded shall be conclusive proof of proper appointment of the successor Trustee.
7.11 Usury Disclaimer. It is the specific intent of Trustor and Beneficiary that the Note bear a lawful rate of interest and if any court of competent jurisdiction should determine that the interest rates (or any other charges or costs set forth in the Note, or in any other Loan Document, which may be deemed to be an interest charge) provided therein exceed that which is statutorily permitted for the type of transaction evidenced thereby, the interest rates (and other applicable charges or costs) shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against the Note principal or, if such principal has been fully repaid, returned to Trustor on demand.
7.12 Trust Irrevocable. The trust created hereby is irrevocable by Trustor.
7.13 Waivers by Trustor. Except as provided herein, Trustor waives any requirements of presentment, demands for payment, notices of nonpayment or late payment, protest, notices of protest, notices of dishonor and all other formalities. Trustor waives any right to require Beneficiary to proceed against or exhaust any other security held for the indebtedness secured hereby, or to proceed against any guarantor of such indebtedness, or to pursue any other remedy available to Beneficiary and, Beneficiary may resort to its several remedies and/or securities in such order as it may determine. Trustor also waives all rights of redemption to the maximum extent permitted by law.
7.14 Notices. All notices required or permitted under this Deed of Trust shall be in writing and shall be given by: (1) hand delivery to the address for notices; or (2) delivery by overnight courier service to the address for notices; or (3) by United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the address for notices.
All notices shall be deemed received upon the earlier to occur of: (a) the hand delivery of such notice to the address for notices; (b) one (1) day after the deposit of such notice with an overnight courier service addressed to the address for notices; or (c) three (3) days after depositing the notice in the United States Mail as set forth in (3) above.
All notices shall be addressed to the addresses set forth on the first page of this Deed of Trust, or to such other person or at such other place as any party hereto may by notice designate as a place for service of notice.
7.15 Inspection of Trust Property. Beneficiary or Trustee, or both, or their respective agents, shall have the right to inspect the Trust Property at all reasonable times.
7.16 Construction. Time is of the essence hereof. This Deed of Trust applies to, inures to the benefit of and binds all parties hereto, their heirs, legatees, devisees, personal representatives, successors and assigns. The liability of each person or party signing this Deed of Trust as Trustor shall be joint and several. The term “Beneficiary” shall include not only the original Beneficiary hereunder but also any future Assignee of the beneficial interest hereof or any future owner and holder, including pledges, of the Note secured hereby. The captions used herein are for convenience only and shall not enter into the interpretation hereof, and the provisions hereof shall apply to the parties according to the context thereof and without regard for the number or gender of words or expressions used.

7.17 Survival of Representations. Trustor acknowledges that as special consideration for the loan made by Beneficiary to Trustor, as evidenced by the Note secured by this Deed of Trust, all representations made by Trustor, to Beneficiary, including but not limited to those set forth in the Loan Commitment Agreement, shall survive the making of the loan evidenced by the Note secured by this Deed of Trust. Trustor further acknowledges that each such representation was an important factor in Beneficiary’s determination of the ability of the property to support the debt service of the loan evidenced by the Note secured by this Deed of Trust through its income producing capability. As no additional financing was contemplated in such representations, Beneficiary shall be permitted to declare an event of default if, without Beneficiary’s prior written consent, Trustor creates or permits any other mortgage lien on the Trust Property or fails to pay when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers, and others which, if unpaid might result in or permit the creation of, a lien on the Trust Property or on the revenues, rents, issues, income and profits arising therefrom.
7.18 Change in Property Tax Laws. In the event of the enactment, after this date, of any law of the State of California, or other governmental authority having jurisdiction, deducting from the value of the Trust Property for the purpose of taxing the amount of any lien thereon, or imposing the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Trustor, or changing in any way the laws relating to the taxation of deeds of trust or mortgages or debts secured by mortgages or deeds of trust or the mortgagees’ and beneficiaries’ interest in the Trust Property, or the manner of collection of taxes, so as to affect this Deed of Trust or the loan indebtedness secured hereby or the Beneficiary hereof or holder of the Note evidencing the loan indebtedness secured hereby, then in any such event, the Trustor, upon demand by the Beneficiary under this Deed of Trust or holder of the Note, shall pay such taxes or assessments or reimburse the Beneficiary or holder of such Note therefor; provided, however, that if, in the opinion of counsel for Beneficiary or holder of such Note: (A) it might be unlawful to require Trustor to make such payment; or (B) the making of such payment might result in the imposition of interest beyond the maximum amount permitted by law, then, and in such event, the Beneficiary or holder of such Note may elect, by notice in writing given to the Trustor, to declare all of the indebtedness secured hereby to be and become due and payable within sixty (60) days from the giving of such notice without payment of any prepayment premium. Notwithstanding the foregoing, it is understood and agreed that Trustor is not obligated to pay any portion of the federal or state income tax for which the Beneficiary or holder may be liable.
7.19 Litigation. If Beneficiary is made a party defendant to any litigation concerning this Deed of Trust or any of the other loan documents, or leases relating to the Trust Property or any part thereof or interest therein, or the occupancy thereof by Trustor, then Trustor shall indemnify, defend and hold Beneficiary harmless from all liability by reason of such litigation, including reasonable attorneys’ fees and expenses incurred by Beneficiary in any such litigation, whether or not such litigation is prosecuted to judgment.
7.20 Rights of Beneficiary. Acceptance by Beneficiary of any sum on account of any indebtedness secured hereby, after the date when such sum is due or after recording a notice of default and election to sell, shall not constitute a waiver of the right either to require prompt payment when due of all sums secured hereunder or to declare a default for failure to pay or a waiver of the right to proceed with the sale of the Trust Property under such notice for any unpaid balance of said indebtedness. Any delay by Beneficiary in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy hereunder. The failure of Beneficiary to exercise any option or right to accelerate the maturity of the sums secured by this Deed of Trust by reason of any past, present or future event which would permit acceleration under this Deed of Trust shall not be a waiver of Beneficiary’s right to accelerate such sums. The procurement of insurance or the payment of taxes or other liens or charges by Beneficiary shall not be a waiver of Beneficiary’s right to accelerate the maturity of the sums secured by this Deed of Trust. Beneficiary’s receipt of any awards, proceeds or damages under the terms of this Deed of Trust shall not operate to cure or waive default by Trustor. No waiver by Beneficiary of any right under this Deed of Trust shall be effective unless in writing. Consent by Beneficiary to one transaction, occurrence, amendment, change, modification or option to exercise shall not be deemed to be consent to nor a waiver of the right to require such consent to any other transaction, occurrence, amendment, change, modification or option to exercise.
7.21 Further Assurances. Trustor will, upon request of the Beneficiary, promptly correct any defect, error or omission that may be discovered in the contents of this Deed of Trust or in the execution or acknowledgment hereof, and will execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by the Beneficiary to carry out more effectively the purposes of this Deed of Trust to subject to the liens and security interests hereby created on any of Trustor’s properties, rights or interest covered or intended to be covered hereby, and to perfect and maintain such liens and security interest.

7.22 Representations Regarding Existence and Execution. Trustor hereby represents and warrants as follows:
A. Trustor is a corporation validly existing under the Laws of the State of California with the requisite power to: (1) incur the indebtedness evidenced by the Note; (2) grant the lien of this Deed of Trust; and (3) enter into the other Loan Documents and any other instruments executed and delivered to Beneficiary concurrently herewith or in connection with the Note;
B. Kenneth W. Elsberry is the Secretary and Chief Financial Officer of Trustor authorized to execute on behalf of Trustor the Note, this Deed of Trust, the other Loan Documents, and any other instruments executed and delivered to Beneficiary concurrently herewith;
C. The execution of this Deed of Trust, the Note, the other Loan Documents, and any other instruments executed and delivered to Beneficiary concurrently herewith, and the full and complete performance of the provisions hereof, are authorized, and will not result in any breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance (other than those contained herein) upon any property or asset of Trustor under any indenture, mortgage, Deed of Trust, bank loan, or credit agreement, or other instrument to which Trustor is a party or by which Trustor is bound;
D. The financial statements given by Trustor to Beneficiary in connection with the loan evidenced by the Note accurately reflect Trustor’s financial condition;
E. Save and except for taxes and assessments that are to be paid by Trustor as specified herein, Trustor will not create or suffer to permit to be created, subsequent to the date of execution and delivery of this Deed of Trust, any lien or encumbrance upon the Trust Property except as allowed by the terms of the Loan Documents;
F. There are no lawsuits pending or threatened against Trustor or instituted by Trustor in which the party defendant has counterclaimed against Trustor;
G. This Deed of Trust and the other Loan Documents upon their execution, will in all respects be legal, valid, and binding upon Trustor and enforceable by Beneficiary according to their terms;
H. Beneficiary’s liens and security interests created hereunder are valid first liens and security interests encumbering Trustor’s real and personal property described herein;
I. All representations, warranties and covenants of Trustor contained herein or incorporated by reference shall survive the recording of this Deed of Trust and the funding of the loan evidenced by the Note secured hereby and shall remain continuing obligations, warranties, and representations of Trustor during any time when any portion of the obligations secured by this Deed of Trust remain outstanding.
7.23 Jurisdiction and Agent for Service. This Deed of Trust shall be construed according to the laws of the State of California. Trustor hereby submits to personal jurisdiction in the State of California for the enforcement of this Deed of Trust and waives any and all right to object to such jurisdiction for the purposes of litigation to enforce this Deed of Trust. Trustor further agrees that in the event such litigation is commenced at any time when Trustor is not permanently domiciled in the State of California, Trustor shall be deemed subject to such proceeding by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Jack K. Heilbron or Kenneth W. Elsberry, 365 S. Rancho Santa Fe Road, Suite 300, San Marcos, California 92078-2338 or Bruce Rushall, Esq., Rushall & McGeever, 6100 Innovation Way, Carlsbad, California 92009, whom Trustor hereby designates and appoints as Trustor’s agent for service of process in the State of California.
Trustor agrees that this appointment of an agent for service of process is made for the mutual benefit of Trustor and Beneficiary and may not be revoked without Beneficiary’s consent, in its sole and absolute discretion. Trustor hereby agrees and consents that any such service of process upon such agent shall be taken and held to be valid personal service upon Trustor whether or not Trustor shall be then physically present, residing within, or doing business within the State of California, and that any such service of process shall be of the same force and validity as if service were made upon Trustor when physically present, residing with, or doing business in the State of California. Trustor waives all claim of error by reason of any such service. Trustor hereby consents to the jurisdiction of either the Superior Court of San Bernardino County, California or the United States District Court for the Central District of California, in any action, suit or proceeding which Beneficiary may at any time wish to file in connection with this Deed of Trust or any related matter. Trustor irrevocably and unconditionally submits to exclusive personal and subject matter jurisdiction of either of said Courts, stipulates that venue is proper and appropriate for any proceeding in either of said Courts, and waives any claim that any action or proceeding brought in either of said Courts has been brought in an inconvenient forum.

7.24 Jury Waiver. TRUSTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE INDEBTEDNESS EVIDENCED BY THE NOTE AND/OR THE LOAN DOCUMENTS, OR ANY ACTS OR OMISSIONS OF BENEFICIARY, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.
7.25 Acknowledgment of Review. Trustor represents and acknowledges that Trustor has read this Deed of Trust and has had the opportunity to have counsel review the same, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Deed of Trust.
IN WITNESS WHEREOF, Trustor has executed this Deed of Trust as of the day and year first hereinabove written.

NETREIT, a California corporation
By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Secretary and Chief Financial Officer

STATE OF	)
) SS.
COUNTY OF	)
On                      before me,                     , Notary Public, personally appeared                      who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.
Signature _____________________________                     (Seal)

EXHIBIT A
All that certain real property situated in the County of San Bernardino, State of California, described as follows:
Parcel 1:
That portion of the East 3/5 of Lot 6, Block 7, Rancho San Bernardino, in the City of San Bernardino, County of San Bernardino, State of California, as per Plat recorded in Book 7, Pages 2 and 2A of Maps, records of said County, lying Southeasterly of the property conveyed to the San Bernardino County Flood Control District by Deed recorded April 2, 1959, in Book 4778, Page 139 of Official Records.
Excepting therefrom that portion conveyed to the County of San Bernardino by Deed recorded April 12, 1961, in Book 5401, Page 400 of Official Records.
Parcel 2:
That portion of the Easterly 100 feet of the West 2/5 of Lot 6, Block 7, Rancho San Bernardino, in the City of San Bernardino, County of San Bernardino, State of California, as per Plat recorded in Book 7, Pages 2 and 2A of Maps, records of said County, lying Southeasterly of the parcel of land conveyed to the San Bernardino County Flood Control District, by Deed recorded June 29, 1960 in Book 5173, Page 387 of Official Records.
Excepting therefrom the South 55 feet, measured from the centerline of Mill Street, 82.5 feet in width, as conveyed to the County of San Bernardino, by Deed recorded May 31, 1961 in Book 5444, Page 350 of Official Records.